Filed pursuant to Rule 424(b)(7)

Registration No. 333-211506

PROSPECTUS SUPPLEMENT NO. 1

(To Prospectus dated June 15, 2016)

6,888,889 Shares

Common Stock

This Prospectus Supplement No. 1 (the “Prospectus Supplement”) supplements, the prospectus dated June 15, 2016 (the “Prospectus”), relating to the possible resale of up to 6,888,889 shares of common stock, $0.01 par value per share (the “Common Stock”) of Wheeler Real Estate Investment Trust, Inc. (the “Company”), that may be offered and sold from time to time by the selling stockholders (the “Selling Stockholders”) named in the Prospectus, as supplemented by this Prospectus Supplement. For information on the Selling Stockholders, please see the sections entitled “Selling Stockholders” beginning on page 5 of the Prospectus and in this Prospectus Supplement. This Prospectus Supplement is part of, and should be read in conjunction, with the Prospectus.

This Prospectus Supplement is being filed to correct the original table of Selling Stockholders in the Prospectus. This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus. This Prospectus Supplement supersedes the information contained in the Prospectus.

Our Common Stock trades on the Nasdaq Capital Market under the symbol “WHLR.” On June 15, 2016, the last reported sale price of our Common Stock on the Nasdaq Capital Market was $1.51 per share.

Wheeler Real Estate Investment Trust, Inc.

Riversedge North

2529 Virginia Beach Blvd., Suite 200

Virginia Beach, Virginia 23452

(757) 627-9088

Investing in our Common Stock involves significant risks. See “Risk Factors” on page 3 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of our securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is June 16, 2016

SELLING STOCKHOLDERS

The table of Selling Stockholders in the Prospectus lists A-C Development, LLC (“A-C Development”) as beneficially owning 888,889 shares (the “Shares”) of Common Stock in our Company upon the exchange of all units of limited partnership interests (“Common Units”) in our operating partnership, Wheeler REIT, L.P. held by A-C Development. However, the correct entity that owns the shares of Common Stock upon the exchange of all Common Units is A-C Development Club, LLC (“A-C Development Club”) and not A-C Development. The table of Selling Stockholders, as it relates to the shares of Common Stock in our Company held by A-C Development Club upon the exchange of all Common Units in the Prospectus, is hereby updated through the date of this Prospectus Supplement and amended and supplemented to reflect the foregoing. The information relating to Revere High Yield Fund, L.P. in the table of Selling Stockholders in the Prospectus remains the same.

The following table provides information regarding A-C Development Club and the number of shares of our Common Stock it may offer pursuant to the Prospectus and this Prospectus Supplement. Under the rules of the SEC, beneficial ownership includes shares over which the indicated beneficial owner exercises voting or investment power.

Unless otherwise noted in the footnotes to the table below, we believe that A-C Development Club has sole voting and investment power with respect to all Shares beneficially owned. The information regarding shares beneficially owned after the offering assumes the sale of all Shares offered by A-C Development Club. The percentage ownership data is based on 67,119,055 shares of Common Stock issued and outstanding as of June 15, 2016

A-C Development Club did not hold any position, office or have any other material relationship with our Company within the past three years. In addition, A-C Development Club is not a broker-dealer or an affiliate of a broker-dealer.

Name	Shares Owned Immediately Prior to the Offering (2)	Shares Being Offered for Resale Under this Prospectus	Immediately Following the Offering (1)
			Shares Owned	Percentage (3)
A-C Development Club, LLC	888,889	888,889	0	0%

(1)	Assumes that A-C Development Club, LLC sells all of the Common Stock being offered by the Prospectus and Prospectus Supplement.
(2)	The number shown represents the maximum number of shares of Common Stock issuable upon redemption by A-C Development Club, LLC of the Common Units.
(3)	Percentage calculated based upon the assumption that A-C Development Club, LLC sells all of the Common Stock being offered by this Prospectus and Prospectus Supplement.
(4)	David R. Schools, President of the managing member of A-C Development Club, LLC, maintains sole voting and investment control over the Shares held by A-C Development Club, LLC. However, pursuant to the Third Amendment to the Operating Agreement of A-C Development Club, LLC, 50% of the Common Units issued to A-C Development Club, LLC shall be distributed to one of its members ACDI, LLC, and the other 50% of the Common Units issued to A-C Development Club, LLC shall be distributed to its other members (Greenbax Enterprises, Inc. and Dallas Cotton Club, Inc.) in equal shares, not less than six months and not more than one year from April 12, 2016. The address for A-C Development Club, LLC is c/o Greenbax Enterprises, Inc. 884 Johnnie Dodds Blvd., Suite 202, Mt. Pleasant, South Carolina 29464.